Exhibit 99.1

NEWS RELEASE

Contact:	Jeanie Herbert	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces Record Second Quarter 2003 Results,

22% Quarterly Dividend Increase

FULLERTON, California, July 31, 2003 - Beckman Coulter, Inc. (NYSE:BEC) announced today record results for the second quarter ended June 30, 2003.

Second Quarter Results (Amounts in millions, except amounts per share)	2003	2002	% Chg

Sales	$551.8	$516.1	6.9%
Constant Currency (A)			2.4%

Net Earnings	$52.2	$41.9	24.6%

Earnings Per Diluted Share	$0.82	$0.64	28.1%

Segment Sales: (B)
Clinical Diagnostics	$387.9	$356.2	8.9%
Constant Currency (A)			4.9%

Biomedical Research	$163.9	$159.9	2.5%
Constant Currency (A)			(3.1)%

Geographic Sales:
Americas	$337.2	$331.3	1.8%
Constant Currency (A)			1.5%

Europe	$145.1	$123.2	17.8%
Constant Currency (A)			2.5%

Asia	$69.5	$61.6	12.8%
Constant Currency (A)			6.8%

(A)           Constant currency growth is not a U.S. GAAP defined measure of revenue growth.  We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior year’s foreign currency exchange rate.  This measure provides information on sales growth assuming foreign currency exchange rates have not changed between the prior year period and the current period.  Constant currency growth as defined or presented by the company may not be comparable to similarly titled measure reported by other companies.

(B)             Certain prior year amounts have been reclassified to conform to the current year presentation.

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Beckman Coulter

First Half Results (Amounts in millions, except amounts per share)	2003		2002	% Chg

Sales	$1,019.1		$962.8	5.8%
Constant Currency (A)				1.8%

Net Earnings	$96.8	(C)(D)	$69.9	38.5%

Earnings Per Diluted Share	$1.52	(C)(D)	$1.06	43.4%

Segment Sales (B):
Clinical Diagnostics	$722.0		$670.1	7.7%
Constant Currency (A)				4.3%

Biomedical Research	$297.1		$292.7	1.5%
Constant Currency (A)				(3.7)%

Geographic Sales:
Americas	$638.6		$626.8	1.9%
Constant Currency (A)				1.7%

Europe	$263.9		$229.5	15.0%
Constant Currency (A)				1.1%

Asia	$116.6		$106.5	9.5%
Constant Currency (A)				4.0%

(A)           Constant currency growth is not a U.S. GAAP defined measure of revenue growth.  We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior year’s foreign currency exchange rate.  This measure provides information on sales growth assuming foreign currency exchange rates have not changed between the prior year period and the current period.  Constant currency growth as defined or presented by the company may not be comparable to similarly titled measure reported by other companies.

(B)             Certain prior year amounts have been reclassified to conform to the current year presentation.

(C)             Includes a non-taxable credit of $28.9 million and related pretax expenses of $2.0 million ($1.2 million after taxes), resulting in a net credit of $27.7 million after taxes or diluted EPS credit of $0.44 from a litigation settlement and related expenses.

(D)            Includes a pretax restructure charge of $18.5 million ($11.8 million after taxes) or diluted EPS charge of $0.19 primarily associated with the formation of the Biomedical Research Division, a refocus of international operations and a workforce reduction of approximately 300 positions.

Second Quarter 2003 Discussion

Sales in the second quarter increased 6.9% over prior year quarter.  In clinical diagnostics the strongest performing product areas were routine chemistry and immunodiagnostics, both growing more than 10%, led by SYNCHRON LXâi 725 system placements.  Within immunodiagnostics, continued strength in the company’s immunoassay business was masked by softness in the dedicated protein product line.

In biomedical research, sales were generally weak, as expected, in light of existing market conditions.  Specialty testing had the best performance with revenues growing 15%, driven by the continued success of the Cytomics FC 500 flow cytometer and reagents.

Gross profit margin improved by 2.5 percentage points.  Currency accounted for about half of the margin improvement, while product mix and manufacturing efficiencies were also favorable.  The result was operating income growth of nearly 20% to $81.2 million.

Non-operating expense in the second quarter of 2003 was $9.7 million, an increase of $1.7 million over prior year quarter.  Higher currency-related expenses were partially offset by lower interest expense and a $2.5 million net gain on disposition and write-down of assets, including the sale of LAO announced in May.  The tax rate was 27%, down from 30% in the prior year quarter.  Net earnings grew 25%, resulting in diluted earnings per share growth of 28% to $0.82.

In the second quarter of 2003, the company generated $55 million of free cash flow(1).  Bank debt was reduced by $37 million, while approximately $20 million of cash was used to repurchase 500,000 shares of common stock at an average cost of $39.52.

John P. Wareham, chairman, president and chief executive officer, said, “With our new product flow in clinical diagnostics and improving gross profit margins, we delivered sales results within our range and earnings above our outlook.  While the market for research and development testing systems is still soft, both the patient care testing and clinical research markets are experiencing modest growth.  A robust new product flow in the second half should allow Beckman Coulter to continue to gain market share in clinical diagnostics, offsetting a sluggish biomedical research market.”

(1)               Net cash from operating activities ($84 million) less capital expenditures ($29 million).

The following business developments and product announcements were significant in the second quarter:

Business Developments:

•                  Signed agreement with Biosite® Incorporated to manufacture a b-type natriuretic peptide (BNP) test commercialized by Biosite for use on Beckman Coulter immunoassay systems.

•                  Sold assets of LAO, a New Jersey-based software operation.

Product Announcements:

•                  Shipped the UniCel™ DxI™ 800 Access® immunoassay system, a state-of-the-art, high-throughput analyzer for large diagnostics laboratories.

•                  Launched Access® OV monitor, a laboratory test to aid in the management of ovarian cancer.

•                  Released ICON® microALB, a point-of-care test to aid in the early identification of kidney disease.

•                  Shipped ProteomeLab™ PF 2D, an automated two-dimensional protein fractionation system to enhance protein analysis.

2003 Outlook

According to Wareham, “In the third quarter, we expect sales to be up 7 to 8%, including about a 3.5% currency effect.  Clinical Diagnostics sales growth should be in the 8 to 10% range.  Biomedical Research sales should grow in the low single digits.  Diluted earnings per share is expected to be in the $0.59 to $0.64 range.

“With two significant new products for the patient care market, our Clinical Diagnostics sales should continue to climb.  Both the SYNCHRON LXâi 725 combined routine chemistry and immunoassay system, along with the recently shipped UniCel™ DxI™ immmunoassay system, have great potential to dramatically increase our current 5 to 6% market share in immunoassay testing.

“In Biomedical Research we are cautiously optimistic about R&D spending in the government funded and pharmaceutical sectors, but still bearish on biotechnology R&D spending.  New product introductions for biomedical research, such as the ProteomeLab™ PF 2D and the ProteomeLab PA 800 protein characterization system, plus the CEQ™ 8800 genetic analysis system, should aid sales growth in the second half.”

Concluded Wareham, “Assuming currency rates continue at their current levels, we now expect our total year sales to increase 6.5 to 7.5%, including a currency effect of about 4%.  Operating profit margin should improve by 0.6 percentage points over prior year.  Non-operating expenses should increase due to currency-related expenses to the $50 to $54 million range.  Diluted earnings per share growth for the year should be in the range of 12 to 14%, before the litigation settlement and restructure charge recorded in the first quarter.”

Quarterly Dividend Increase

The company’s Board of Directors declared a quarterly cash dividend of $0.11 per share, a 22% or $0.02 per share increase, payable on September 4, 2003 to stockholders of record on August 15, 2003.  This dividend represents the 58th consecutive quarterly dividend payout and 12th consecutive year of increase in annual dividends since the company’s relisting on the New York Stock Exchange in 1988.  This dividend increase reflects the Board’s intention to return the annual dividend payout ratio to the 15 to 20% range over time.

Investor Conference Call

As previously announced, there will be a conference call today, Thursday, July 31, 2003 at 9:30 am ET to discuss the second quarter ended June 30, 2003 results.  The call will also be webcast live.  The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com.  When accessing the webcast through the Beckman Coulter site, select the Investor Relations icon and find the call listed under “What’s New”.  The webcast will be archived on the Beckman Coulter website for future replay.

This press release contains forward-looking statements regarding anticipated product introductions and gains in market share, sales and earnings per share growth, effects of currency, increases in dividends, and increases in R&D spending in the government funded and pharmaceutical sectors.  These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties.  Actual results could differ from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.  Among other things, these factors include the effects of cost containment initiatives by both government and industry and the availability of capital to clinical diagnostics and biomedical research customers.  Other factors include the actual timing of product introductions, the impact of global economic, health and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate, and currency fluctuations.

Beckman Coulter, Inc. is a leading manufacturer of instrument systems, chemistries and supplies that simplify and automate laboratory processes.  At the forefront of medical discovery, in clinical research and through the often life-saving process of clinical diagnostics, Beckman Coulter’s 200,000 installed systems provide essential biomedical intelligence to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2002 annual sales of $2.06 billion with 62% of this amount generated by recurring revenue from supplies, test kits and services. For more information, access the Beckman Coulter World Wide Web Information Service at www.beckmancoulter.com.

BECKMAN COULTER, INC.

SECOND QUARTER REPORT

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in million, except amounts per share)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Sales	$551.8	$516.1	$1,019.1	$962.8

Cost of sales	287.9	282.1	538.6	521.9

Gross profit	263.9	234.0	480.5	440.9

Operating costs and expenses:
Selling, general and administrative	134.7	118.4	254.2	234.4
Research and development	48.0	47.8	94.0	89.7
Restructure charge	—	—	18.5	—
Litigation settlement and related expenses	—	—	(26.9)	—
Total operating cost and expenses	182.7	166.2	339.8	324.1

Operating income	81.2	67.8	140.7	116.8

Non-operating (income) and expense:
Interest income	(2.3)	(2.0)	(4.3)	(4.2)
Interest expense	9.6	11.1	21.0	22.9
Other, net	2.4	(1.1)	4.8	(1.7)
Total non-operating expenses	9.7	8.0	21.5	17.0

Earnings before income taxes	71.5	59.8	119.2	99.8
Income taxes	19.3	17.9	22.4	29.9

Net earnings	$52.2	$41.9	$96.8	$69.9

Basic earnings per share	$0.86	$0.68	$1.59	$1.13

Weighted average number of basic shares outstanding (in thousands)	60,724	61,805	60,877	61,630

Diluted earnings per share	$0.82	$0.64	$1.52	$1.06

Weighted average number of basic and dilutive shares outstanding (in thousands)	63,919	65,848	63,704	65,643

Dividends declared per share	$0.090	$0.085	$0.180	$0.170

BECKMAN COULTER, INC.

SECOND QUARTER REPORT

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions)

	June 30, 2003 (unaudited)	December 31, 2002

Assets
Current assets:
Cash and cash equivalents	$66.6	$91.4
Trade and other receivables	544.1	544.4
Inventories	396.2	363.7
Other current assets	74.2	56.7
Total current assets	1,081.1	1,056.2

Property, plant and equipment, net	379.1	370.8
Goodwill	363.4	357.8
Other intangibles	345.8	346.2
Other assets	134.1	132.6
Total assets	$2,303.5	$2,263.6

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$39.0	$140.2
Accounts payable, accrued expenses and other liabilities	416.6	400.4
Income taxes	80.6	71.0
Total current liabilities	536.2	611.6

Long-term debt, less current maturities	658.0	626.6
Other liabilities	394.4	433.3
Total liabilities	1,588.6	1,671.5

Stockholders’ equity:
Common stock	6.1	6.1
Additional paid-in-capital	281.3	259.4
Treasury stock, at cost	(76.5)	(38.3)
Common stock held in grantor trust	(14.2)	(14.1)
Grantor trust liability	14.2	14.1
Retained earnings	543.0	457.4
Unearned compensation	(3.2)	—
Accumulated other comprehensive loss	(35.8)	(92.5)
Total stockholders’ equity	714.9	592.1
Total liabilities and stockholders’ equity	$2,303.5	$2,263.6

BECKMAN COULTER, INC

SECOND QUARTER REPORT

KEY PRODUCT SALES

(Amounts in millions)

(Unaudited)

	Three Months Ended June 30, 2003			Six Months Ended June 30, 2003
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Routine Chemistry	$160.7	12.5	9.0	$295.6	9.0	6.0
Immunodiagnostics	104.6	10.2	5.4	199.1	11.2	7.0
Subtotal Chemistry	265.3	11.6	7.6	494.7	9.9	6.4

Hematology	122.6	3.5	(0.6)	227.3	3.4	(0.1)
Total Clinical Diagnostics	387.9	8.9	4.9	722.0	7.7	4.3

Robotic Auto/Genetic Analysis	39.2	(10.3)	(15.1)	70.1	(5.0)	(10.0)
Centrifuge/Analytical Systems	69.7	1.9	(2.9)	125.2	(2.9)	(7.2)
Specialty Testing	55.0	15.1	7.7	101.8	13.1	6.4
Total Biomedical Research	163.9	2.5	(3.1)	297.1	1.5	(3.7)

Total Beckman Coulter	$551.8	6.9	2.4	$1,019.1	5.8	1.8

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